Exhibit 5.1

Simpson Thacher & Bartlett

425 Lexington Avenue

New York, NY 10017

November 19, 2004

PanAmSat Corporation

20 Westport Road

Wilton, Connecticut  06897

Ladies and Gentlemen:

We have acted as counsel to PanAmSat Corporation, a Delaware corporation (the “Company”), and to the subsidiaries of the Company listed on Schedule I hereto (individually, a “Guarantor” and collectively, the “Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $1,010,000,000 aggregate principal amount of 9% Senior Notes due 2014 (the “Exchange Securities”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Securities.  The Exchange Securities and the Guarantees will be issued under an indenture dated as of August 20, 2004 (the “Original Indenture”), as supplemented by a Supplemental Indenture dated as of November 18, 2004 (the “Supplemental Indenture” and together with the Original Indenture, the “Indenture”) among the Company, the Guarantors and The Bank of New York, as trustee (the “Trustee”).  The Exchange Securities will be offered by the Company in exchange for $1,010,000,000 aggregate principal amount of its outstanding 9% Senior Notes due 2014 (the “Securities”).

We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.  We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

We have assumed further that, with respect to Southern Satellite Corp., a Connecticut corporation, (1) Southern Satellite Corp. has duly authorized, executed and delivered the Indenture and (2) the execution, delivery and performance by Southern Satellite Corp. of the Indenture and the Guarantees does not and will not violate the law of the State of Connecticut or any other applicable law (excepting the law of the State of New York, the federal laws of the United States, the Delaware General Corporation Law, the Delaware Limited Liability Company Act and the California Corporations Code).

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.             When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2.             When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) to the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), the Delaware Limited Liability Company Act and the California Corporation Code.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP

Schedule I

Guarantor	Jurisdiction of Incorporation or Organization

PanAmSat Communications Carrier Services, Inc.	California
PanAmSat Communications Japan, Inc.	California
PanAmSat Communications Services, Inc.	California
Southern Satellite Corp.	Connecticut
AccessPas, Inc.	Delaware
PanAmSat International Holdings, LLC	Delaware
G2 Satellite Solutions Corporation	Delaware
Service and Equipment Corporation	Delaware
Southern Satellite Licensee Corporation	Delaware
PanAmSat India Marketing, L.L.C.	Delaware
PanAmSat Asia Carrier Services, Inc.	Delaware
PanAmSat Capital Corporation	Delaware
PanAmSat Carrier Services, Inc.	Delaware
PanAmSat India, Inc.	Delaware
PAS International Employment, Inc.	Delaware
PanAmSat International Sales, Inc.	Delaware
PAS International, LLC	Delaware
PanAmSat Licensee Corp.	Delaware
USHI, LLC	Delaware
PanAmSat International Systems, LLC	Delaware
PanAmSat International Systems Marketing, L.L.C.	Delaware
PanAmSat Satellite PAS 1R, Inc.	Delaware
PanAmSat Satellite PAS 6B, Inc.	Delaware
PanAmSat Satellite PAS 7, Inc.	Delaware
PanAmSat Satellite PAS 8, Inc.	Delaware
PanAmSat Satellite PAS 9, Inc.	Delaware
PanAmSat Satellite PAS 10, Inc.	Delaware
PanAmSat Satellite Galaxy 3C, Inc.	Delaware
PanAmSat Satellite Galaxy 4R, Inc.	Delaware
PanAmSat Satellite Galaxy 10R, Inc.	Delaware
PanAmSat Satellite Galaxy 11, Inc.	Delaware
PanAmSat Satellite Galaxy 12, Inc.	Delaware
PanAmSat Satellite Galaxy 13, Inc.	Delaware
PanAmSat Satellite HGS 3, Inc.	Delaware
PanAmSat Satellite HGS 5, Inc.	Delaware
PanAmSat Satellite Galaxy 1R, Inc.	Delaware
PanAmSat Satellite Galaxy 3R, Inc.	Delaware
PanAmSat Satellite Galaxy 5, Inc.	Delaware
PanAmSat Satellite Galaxy 9, Inc.	Delaware
PanAmSat Satellite Galaxy 14, Inc.	Delaware

PanAmSat Satellite Leasat F5, Inc.	Delaware
PanAmSat Satellite PAS 2, Inc.	Delaware
PanAmSat Satellite PAS 3, Inc.	Delaware
PanAmSat Satellite PAS 4, Inc.	Delaware
PanAmSat Satellite PAS 5, Inc.	Delaware
PanAmSat Satellite SBS 6, Inc.	Delaware